CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolio and to the use of our report dated August 29, 2022 on the financial statements and financial highlights of Hood River Small-Cap Growth Fund and Hood River International Opportunities Fund, each a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
October 24, 2022